As filed with the Securities and Exchange Commission on June 25, 2010

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRUEBLUE, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of organization)	(I.R.S. Employer Identification No.)

1015 A Street

Tacoma, Washington 98402

(Address of principal executive offices, including zip code)

TRUEBLUE, INC. AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN

TRUEBLUE, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

CT Corporation System

1801 West Bay Drive, NW, Suite 206

Olympia, Washington 98502

(360) 357-6794

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Richard B. Dodd and Chris K. Visser

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

Telephone number: (206) 623-7580

Fax: (206) 623-7022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common stock, no par value, under the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan	500,000*	$12.05	$ 6,025,000	$429.58
Common stock, no par value, under the TrueBlue, Inc. 2010 Employee Stock Purchase Plan	1,000,000	$12.05	$12,050,000	$859.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance as a result of any further stock split, stock dividend or similar adjustment of the Registrant’s common stock pursuant to the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan and the TrueBlue, Inc. 2010 Employee Stock Purchase Plan.
(2)	Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $12.05, the average of the high and low prices reported on the New York Stock Exchange on June 18, 2010.
(3)	Based on the currently applicable rate of $71.30 per million dollars.
*	Represents the additional number of shares of the Registrant’s common stock reserved for issuance pursuant to the Amended and Restated 2005 Long-Term Equity Incentive Plan.

Explanatory Note

The shares of common stock, no par value per share (“Common Stock”), of TrueBlue, Inc. (the “Registrant”) being registered on this Registration Statement on Form S-8 (the “Registration Statement”) for issuance pursuant to the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan and the TrueBlue, Inc. 2010 Employee Stock Purchase Plan were previously approved on May 12, 2010 by the Registrant’s shareholders for issuance pursuant to such plans, but have not previously been registered.

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed by the Registrant to register additional shares of Common Stock that may be issued pursuant to the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan. With respect to the shares of Common Stock that may be issued pursuant to the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan, the contents of the Registrant’s earlier Registration Statement on Form S-8 (File No. 333-125206), filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2005, are incorporated herein by reference and made a part hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan and the TrueBlue, Inc. 2010 Employee Stock Purchase Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Registrant are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2009, filed on February 16, 2010;

(b)	The portions of the Registrant’s Definitive Proxy Statement for its 2010 Annual Meeting of Shareholders on Schedule 14A filed with the Commission on April 1, 2010, and incorporated by reference into the Form 10-K referred to in paragraph (a) above;

(c)	Current Reports on Form 8-K filed with the Commission on February 22, 2010, March 12, 2010, April 26, 2010, May 4, 2010, and May 14, 2010;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (other than information furnished under Item 2.02 or Item 7.01 of any Fork 8-K which information is not deemed filed under the Exchange Act); and

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed on October 7, 1998, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered on this Registration Statement that may be offered under the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan and the TrueBlue, Inc. 2010 Employee Stock Purchase Plan will be passed upon for the Registrant by K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, as amended. Article 5(G) of the Registrant’s amended and restated articles of incorporation and Article VII of the Registrant’s restated bylaws, as amended, provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the Registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose. The Registrant has entered into indemnification agreements with each of its directors. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s amended and restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.

4.2	TrueBlue, Inc. 2010 Employee Stock Purchase Plan.

5.1	Opinion of counsel regarding legality of the obligations being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tacoma, State of Washington, on this 25th day of June, 2010.

TrueBlue, Inc.

By:	/S/ STEVEN C. COOPER
Steven C. Cooper
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Cooper and Derrek L. Gafford, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated below on June 25, 2010.

Signature	Title

/S/ STEVEN C. COOPER Steven C. Cooper	Chief Executive Officer, President and Director (Principal Executive Officer)

/S/ DEREK L. GAFFORD Derek L. Gafford	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/S/ NORMAN H. FREY Norman H. Frey	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)

/S/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr.	Chairman of the Board

/S/ THOMAS E. MCCHESNEY Thomas E. McChesney	Director

/S/ GATES MCKIBBIN Gates McKibbin	Director

/S/ BONNIE W. SOODIK Bonnie W. Soodik	Director

/S/ WILLIAM W. STEELE William W. Steele	Director

/S/ ROBERT J. SULLIVAN Robert J. Sullivan	Director

/S/ CRAIG E. TALL Craig E. Tall	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.

4.2	TrueBlue, Inc. 2010 Employee Stock Purchase Plan.

5.1	Opinion of counsel regarding legality of the obligations being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).